                                   EXHIBIT 99

                                 PROXY STATEMENT

                               DCB FINANCIAL CORP
                            41 North Sandusky Street
                              Delaware, Ohio 43015

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  May 24, 2000

                   TO THE SHAREHOLDERS OF DCB FINANCIAL CORP:

You are hereby notified that the annual meeting of the shareholders of DCB Financial Corp (the "Company") will be held on May 24, 2000, at 7:30 P.M. (Dinner at 6:30 P.M.) at Branch Rickey Arena (South Sandusky Street), Ohio Wesleyan University, Delaware, Ohio, for the purpose of considering and acting upon the following:

     1. To elect Class I directors to hold office until the expiration of their terms (3 years) expiring at the Annual Meeting in 2003, or until their successors shall be duly elected and qualified, and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 31, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of the record date there were 4,178,200 shares of the Company's no par value common stock outstanding. The stock transfer books of the Company will not be closed prior to the meeting.

A copy of the Company's Annual Report, which includes the Company's audited Balance Sheets as of December 31, 1999, and 1998, the related audited statements of Income, Statements of Changes in Shareholders' Equity, and Statements of Cash Flows for each of the three years in the period ended December 31, 1999, is enclosed.


                                          By the order of the Board of Directors



                                          Larry D. Coburn, President

April 7, 2000

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR EXECUTED PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE ANNUAL MEETING OF SHAREHOLDERS BY NOTIFYING THE CHAIRMAN OF THE MEETING OR THE SECRETARY OF THE COMPANY AT, OR PRIOR TO THE MEETING, OF YOUR INTENTION. IF YOUR STOCK IS HELD IN MORE THAN ONE (1) NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

                               GENERAL INFORMATION
This Proxy Statement and the accompanying form of proxy is furnished in connection with the solicitation, by the Board of Directors of DCB Financial Corp, 41 North Sandusky Street, Delaware, Ohio 43015, (740) 363-1133, of proxies to be voted at the annual meeting of the shareholders of DCB Financial Corp to be held on May 24, 2000, at 7:30 P.M. (Dinner at 6:30 P.M.) at Branch Rickey Arena (South Sandusky Street), Ohio Wesleyan University, Delaware, Ohio, in accordance with the foregoing notice.

DCB Financial Corp is a registered bank holding company of which Delaware County Bank and Trust Company (the "Bank") is its only subsidiary. The Company and the Bank are at times hereinafter collectively referred to as the "Company".

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on April 7, 2000.

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Company prior to the exercise of the proxy or in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instruction, the proxy will be voted "FOR" the election of the nominees listed in this Proxy Statement.


                        VOTING SECURITIES AND PROCEDURES
Only shareholders of record at the close of business on March 31, 2000, will be eligible to vote at the Annual Meeting or any adjournment thereof. As of March 31, 2000, the Company had outstanding 4,178,200 shares of no par value common stock. Shareholders are entitled to one vote for each share of common stock owned as of the record date.

A quorum consists of a majority of the outstanding common stock of the Company represented at the meeting in person or by proxy. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting.

The five nominees for director who receive the largest number of votes cast "For" will be elected as directors. Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election.

Shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights allow shareholders to vote the number of shares owned by them times the number of directors to be elected and to cast such votes for one director or to allocate such votes among directors as they deem appropriate. Shareholders may exercise cumulative voting rights at the annual meeting if any shareholder gives at least 48 hours prior written notice to the President, a Vice President or Secretary of the Company that cumulative voting is desired and an announcement of that notice is made at the beginning of the meeting. The Company is soliciting the discretionary authority to cumulate votes represented by proxy, if such cumulative voting rights are exercised.

All Directors and Executive Officers of the Company as a group (comprised of 18 individuals), beneficially held 321,955 shares of the Company's common stock as of February 21, 2000, representing 7.71 percent of the outstanding common stock of the Company.

                PROPOSAL #1 ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS
At the annual meeting five Directors will be elected to a three-year term expiring at the annual meeting in 2003.

The Code of Regulations for the Company provides that the Directors shall be divided into three Classes, as nearly equal in number as possible. The number of Directors and year of term expiration for each Class is as follows:

              Class I      5 Directors      Term Expiration 2003
              Class II     5 Directors      Term Expiration 2001
              Class III    3 Directors      Term Expiration 2002

The Board has nominated the following individuals to serve as nominees for election as Class I Directors for terms expiring at the Annual Meeting in 2003. Information regarding these nominees is set forth as follows:

                                             Director
Name                                Age        Since*                Occupation During Past Five Years
----                                ---        -----                 ---------------------------------
Larry D. Coburn                     52         1995         President & CEO, Delaware County Bank & Trust
Vicki J. Lewis                      45         1997         Vice President, Grady Memorial Hospital
William R. Oberfield                45         1993         President, Oberfield's Concrete Products
G. William Parker                   65         1976         Retired Surgeon
Gary M. Skinner                     56         1996         President, Hardscrabble Farm

The Board of Directors recommends a vote "For" the election of the nominees named herein.

The following table sets forth certain information with respect to the Class II and III Directors of DCB Financial Corp:

                                             Director
Name                                Age        Since*                Occupation During Past Five Years
----                                ---        -----                 ---------------------------------
C. William Bonner                   65         1988         Real Estate Developer
Jerome J. Harmeyer                  60         1990         President, Fisher Cast Steel
Rodney B. Hurl                      70         1990         Retired Physician
G. Edwin Johnson                    63         1993         President, AgriCommunicators
Merrill L. Kaufman                  65         1988         President, Peoples Store, Inc.
Terry M. Kramer                     53         1992         President, Kramer Exploration
Thomas T. Porter                    66         1990         President, Garth's Auctions
Edward Powers                       54         1984         President, R. B. Powers and Company

The following table sets forth certain information with respect to the executive officers of DCB Financial Corp:

                                              Officer             Positions and Offices Held With Company
Name                                Age        Since*                & Occupation Held Past Five Years
----                                ---        -----                 ---------------------------------
Larry D. Coburn                     52         1995         President and Chief Executive Officer; President of
                                                            Hicksville Banking Co. prior to 1995
David G. Bernon                     55         1991         Senior Vice President, Lending & Branch Divisions; Vice
                                                            President Lending
Donald R. Blackburn                 56         1993         Vice President, Customer Relations; Vice President,
                                                            Branch Administration
Brian E. Stanfill                   41         1998         Vice President, Operations; Delaware County
                                                            Administrator prior to 1998

Thomas R. Whitney                   51         1996         Vice President, Trust Department; Attorney, Private
                                                            Practice prior to 1996
Donna R. Warbel                     35         1995         Vice President, Human Resources; Human Resources Officer

* Service includes the time served as a Director or Officer of The Delaware County Bank and Trust Company


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth the number and percentage of shares of common stock owned by the Directors and Executive Officers of the Company. Each of the persons named in the following table possesses sole voting and investment power, except as otherwise shown in the footnotes to the following table. As of the date of this Proxy Statement, management is not aware of any person who beneficially owns five percent or more of the Company's common stock.

                                                      Amount and Nature
                                                   of Beneficial Ownership
Name                                                  February 21, 2000            Percentage
----                                                  -----------------            ----------
Larry D. Coburn, Director & CEO (1)                        10,132                       *
William R. Oberfield, Director (2)                         16,699                       *
G. William Parker, Director (3)                            26,610                       *
Gary M. Skinner, Director (4)                              13,641                       *
C. William Bonner, Director (5)                            12,600                       *
Merrill L. Kaufman, Director (6)                           21,570                       *
Terry M. Kramer, Director (7)                              49,190                     1.18%
Thomas T. Porter, Director (8)                             14,153                       *
Edward Powers, Director                                    20,040                       *
Jerome J. Harmeyer, Director (9)                           46,998                     1.11%
Rodney B. Hurl (10)                                        44,400                     1.07%
G. Edwin Johnson, Director (11)                             5,356                       *
Vicki J. Lewis, Director (12)                              16,200                       *
David G. Bernon, Executive Officer                          4,717                       *
Thomas R. Whitney, Executive Officer (13)                  10,342                       *
All directors, nominees and executive officers
   as a group (18 in number)                              321,955                     7.71%
*Ownership is less than 1%

(1) Includes beneficial ownership of 8,600 shares at CEDE & Co. and 1,532 shares held in director's 401(k) Plan.
(2) Includes beneficial ownership of 4,030 shares owned by spouse and spouse's IRA.
(3)  Includes  beneficial ownership of 1,659 shares held in director's IRA.
(4) Includes beneficial ownership of 6,636 shares owned jointly with spouse, 72 shares owned by spouse and 6,933 shares held in director's IRA.
(5)  Includes  beneficial ownership of 12,100 shares in ABL Group, Ltd.
(6) Includes beneficial ownership of 8,640 shares owned jointly with spouse, 5,250 shares owned by director's IRA and 5,250 shares held in spouse's
     IRA.
(7)  Includes beneficial ownership of 23,420 shares owned by his spouse.
(8)  Includes beneficial ownership of 600 shares held in director's 401(k)
     Plan, 450 shares owned by spouse and held in spouse's 401(k) plan, and 13,103 shares owned by director's company, Garth's Auctions, Inc.
(9) Includes beneficial ownership of 1,944 shares owned jointly with spouse and 43,254 shares owned by spouse.

(10) Includes beneficial ownership of 42,900 shares held in director's Trust and IRA , and 1,500 shares owned by spouse.
(11) Includes  beneficial ownership of 2,496 shares owned jointly with spouse.
(12) Includes  beneficial ownership of 15,700 shares owned by spouse.
(13) Includes beneficial ownership of 540 shares which are subject to shared voting and investment power with his spouse.


              COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS
The Board of Directors conducts its business through meetings of the Board and through its committees. The Board of Directors of the Company has appointed and maintains an Audit Committee, Salary Committee, Nominating Committee and Trust Committee.

The Audit Committee reviews with the Company's independent auditors, the audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and nonaudit fees. The Audit Committee is comprised of Messrs. Harmeyer, Kramer, Skinner, Porter and Powers. The Audit Committee met six (6) times during 1999.

The Salary Committee is responsible for administering the Company's employee benefit plans; setting the compensation of officers; reviewing the criteria that forms the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Salary Committee is composed of Messrs. Coburn, Johnson, Kramer, Parker and Porter. The Salary Committee met two (2) times during 1999.

The Company's Nominating Committee is responsible for making annual nominations for Directors to fill vacancies created by expiring terms of Directors and from time to time, making appointments to fill vacancies created prior to the expiration of a Director's term. During 1999, the Committee met one time to consider and act upon the nomination of Directors. The Nomination Committee is composed of Messrs. Coburn, Kaufman and Porter.

The Trust Committee is a committee of the Bank's Board of Directors and oversees all activities of the Trust Division of the Bank to assure that all fiduciary obligations are fulfilled ethically, professionally and prudently. Messrs. Coburn, Hurl, Oberfield, Parker and Ms. Lewis served on the committee in 1999 meeting twelve (12) times.

The Board of Directors of the Company meets monthly for its regular meetings and upon call for special meetings. During 1999, the Board of Directors of the Company met thirteen (13) times. All Directors of the Company attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 1999.

Directors are paid a monthly retainer of $175 for serving on the Board, except for the Chairman of the Board who receives a retainer of $500 per month. In addition, the Directors receive $250 per board meeting attended and $150 for each committee meeting attended. Committee Chairs receive $200 for each committee meeting.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
The following table provides certain summary information concerning compensation paid or accrued by the Company and/or its subsidiaries, to or on behalf of the Company's Chief Executive Officer and two of its other executive officers who earned more than $100,000 in salary and bonus for the fiscal year ended

December 31, 1999. No other executive officer earned more than $100,000 in salary and bonus for the fiscal year ended December 31, 1999.


                 SUMMARY COMPENSATION TABLE ANNUAL COMPENSATION

                                                                                                   All Other
Name and Principal Position                          Year          Salary          Bonus        Compensation(A)
---------------------------                          ----          ------          -----        ---------------
Larry D. Coburn                                      1999         $159,999        $51,837           $33,488
President and Chief Executive Officer                1998         $154,000        $46,813           $32,082
                                                     1997         $140,000        $48,000            $9,475

David G. Bernon                                      1999          $97,027        $12,577           $24,733
Senior Vice President,                               1998          $92,850        $11,058           $23,136
Lending and Branch Division                          1997          $86,645        $10,947             N/A

Thomas R. Whitney                                    1999          $94,640        $12,267           $14,619
Vice President,                                      1998          $91,000        $10,837           $14,501
Trust Department                                     1997          $86,912        $10,981             N/A

(A) The amounts shown in this column for the most recent fiscal year were derived from the following figures: (1) contributions by the Company to the Company 401(k) plan: Mr. Coburn, $4,682.88; Mr. Bernon, $2,825.41; and Mr. Whitney, $2,767.16; and (2) Supplemental Executive Retirement Plan accrual:
     Mr. Coburn, $28,806; Mr. Bernon, $21,948; and Mr. Whitney, $11,852.


                              EMPLOYMENT CONTRACTS
The Company has employment contracts currently in place with Larry D. Coburn, President and CEO of the Company and the Bank, Thomas R. Whitney, Vice President and Senior Trust Officer of the Bank, David G. Bernon, Senior Vice President and Larry E. Westbrook, Senior Vice President and Cashier of the Bank and Treasurer of the Company.

The contract with Mr. Coburn was entered for the period from August 14, 1995, the effective date of his employment with the Bank, until December 31, 1995. The contract is renewed for successive one year terms after a performance evaluation upon the written consent of the Bank and Mr. Coburn. The contract provides for a base salary of $140,000, subject to the adjustment upward at the discretion of the Board of Directors. Fringe benefits are provided that are comparable to other executive employees except that Mr. Coburn is granted the use of an automobile unlike any other employee. The contract also provides for a severance payment in the event that the Bank terminates Mr. Coburn for other than: (i) "Just Cause" (as defined in the contract); (ii) Mr. Coburn reaching retirement age: or (iii) the Bank's decision not to renew the contract. In such a termination, the Bank is obligated under the contract to pay Mr. Coburn an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Company is the subject of an acquisition to which Mr. Coburn does not consent, and his position with the Bank is changed significantly, Mr. Coburn may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract with Mr. Whitney was entered for the period from August 1, 1996 through December 31, 1996. The contract is renewed for successive one year terms upon the written consent of the Bank and Mr. Whitney. The contract provides for a base salary to be set by the Board's Salary Committee and the employee is entitled to participate in any bonus and other employee benefit plans. The contract also provides for a severance payment in the event that the Bank terminates Mr. Whitney for other than: (i) "Just Cause" (as defined in the contract); (ii) Mr. Whitney reaching retirement age: or (iii) the Bank's decision not to renew the contract. In such a termination, the Bank is obligated under the contract to pay

Mr. Whitney an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Whitney does not consent, and his position with the Bank is changed significantly, Mr. Whitney may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract with Mr. Bernon was entered for the period from June 1, 1999, through May 31, 2000. The contract is renewed for successive one year terms upon the written consent of the Bank and Mr. Bernon. The contract provides for a base salary to be set by the Board's Salary Committee and the employee is entitled to participate in any bonus and other employee benefit plans. The contract also provides for a severance payment in the event that the Bank terminates Mr. Bernon for other than: (i) "Just Cause" (as defined in the contract); (ii) Mr. Bernon reaching retirement age: or (iii) the Bank's decision not to renew the contract. In such a termination, the Bank is obligated under the contract to pay Mr. Bernon an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Bernon does not consent, and his position with the Bank is changed significantly, Mr. Bernon may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract for Mr. Westbrook was entered into on April 12, 1990 with an initial term ending December 31, 1990. The contract automatically renews for annual periods unless the Bank gives not less than 10 nor more than 20 days notice that the Bank chooses not to renew the contract. The contract also provides for termination "for cause" (as defined in the contract). The contract can be terminated by Mr. Westbrook at any time, upon 90 days written notice. Mr. Westbrook's contract also contains a "change in control" provision providing for payment to the employee if, in connection with any acquisition of the Bank or for one year thereafter, the employee is terminated or exercises his right to terminate the agreement for "Good Reason" (as defined in the contracts) because his position with the Bank is changed significantly. In the event of such termination, the employee is entitled to receive as severance an amount equal to the average annual salary he has received from the Bank for the past 5 years. The contract for Mr. Westbrook is silent as to compensation and such amounts are set by the Board of Directors on an annual basis.


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective January 1, 1998, the Company's wholly-owned subsidiary, The Delaware County Bank and Trust Company, adopted an unfunded, non-qualified supplemental executive retirement plan (the "Supplemental Retirement Plan"), due to limitations imposed by federal law on the amount of retirement income that may be paid through the Company's 401(k) Plan. Under the Supplemental Retirement Plan , only executive officers named in the Supplemental Retirement Plan or otherwise designated for participation in the Supplemental Retirement Plan by the Board of Directors are eligible to participate. As of the date of this proxy statement, each of Messrs. Coburn, Bernon, Whitney and one other executive officer participated in the Supplemental Retirement Plan.

Each participant in the Supplemental Retirement Plan is entitled to receive under the Supplemental Retirement Plan at age 62 or upon later retirement, an amount equal to 70% of the participant's total compensation from January 1, 1998 to age 62, less the participant's 401(k) plan benefits and social security benefits. Amounts to be paid under the Supplemental Retirement Plan will be paid monthly over an eighteen year period. Each participant's compensation for purposes of determining benefits under the Supplemental Retirement Plan will be his or her 1998 base salary, increased by 4.5% for each subsequent year of employment. The rate of annual appreciation on each participant's 401(k) plan assets, for purposes of determining the amount to subtract in determining Supplemental Retirement Plan benefits, is assumed to be 8%, and each participant's annual contribution to his or her 401(k) plan account is assumed to be 6% of eligible compensation. Because the final benefit to be paid a participant under the Supplemental Retirement Plan at retirement will vary based on the level of the Company's contributions to the 401(k) plan, with greater Company contributions to the 401(k) plan resulting in lesser Supplemental

Retirement Plan benefits, it is not possible to estimate an executive officer's Supplemental Retirement Plan benefit at retirement.

Prorated benefits will be paid in accordance with the terms of the Supplemental Retirement Plan in the event of the death or disability of a participant or the acquisition or other change in control of the Company and subsequent termination of employment of the participant or other diminishment of a participant's compensation or responsibilities following a change in control of the Company. In such an event the proration will be based upon the ratio of the number of years of the participant's employment from January 1, 1998, to the date of the triggering event to the number of whole years from January 1, 1998, to the date the participant reaches age 62. Supplemental Retirement Plan benefits accrued during 1999 for Messrs. Coburn, Bernon and Whitney are as follows: Mr. Coburn, $28,806; Mr. Bernon, $21,948; and Mr. Whitney, $11,852.


      REPORT OF THE SALARY COMMITTEE OF DCB FINANCIAL CORP ON COMPENSATION
Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during the Company's fiscal year. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers. The Company is a bank holding company and owns a single operating subsidiary, The Delaware County Bank and Trust Company. DCB Financial Corp has no direct employees. All disclosures contained in this Proxy Statement regarding executive compensation reflect compensation paid by the Bank. The Salary Committee of the company has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Salary Committee of the Company has prepared the following report for inclusion in the Proxy Statement.

Compensation Policy. The report reflects the Company's compensation philosophy as endorsed by the Salary Committee. The Salary Committee makes the recommendation regarding the level of compensation for all Executive Officers including Mr. Coburn and Mr. Coburn has input into the compensation levels for all Executive Officers, except himself.

The executive compensation program of the Company has been designed to:
     o Support a pay-for-performance policy that awards Executive Officers for corporate performance.
     o    Motivate key Executive Officers to achieve strategic business goals.
     o Provide compensation opportunities which are comparable to those offered by other peer group companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success.

The Salary Committee approved compensation increases for all Executive Officers of the Company during 1999. Executive Officer salary increase determinations are based upon an evaluation of such executives performance against goals set in the prior year.

The Bank maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of the Bank's pre-tax income for the purpose of employee cash bonuses on an annual basis. The Bonus Plan is administered by the Salary Committee. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and is determined by the Board of Directors upon the recommendation of the Salary Committee.

The Salary Committee has determined that a significant portion of executive compensation should be payable in an annual bonus which shall be based principally upon the financial performance of the Company and that of the individual in attaining his or her established goals.

This Report of Compensation is submitted by the Salary Committee Members: Larry
D. Coburn, G. Edwin Johnson, Terry M. Kramer, G. William Parker and Thomas T. Porter.


              SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Larry D. Coburn, the Company's President and Chief Executive Officer, served on the Salary Committee of the Company, which is responsible for compensation matters (see "Report of the Salary Committee" in this Proxy Statement).

Although Mr. Coburn served on the Salary Committee, he did not participate in any decisions regarding his own compensation as an Executive Officer. Each year, the Salary Committee recommends the amount of the bonus award for Mr. Coburn (pursuant to the Bonus Plan described above) and salary for the ensuing year. Mr. Coburn did not participate in discussions nor decision-making relative to his own compensation.


           PERFORMANCE GRAPH - FIVE YEAR SHAREHOLDER RETURN COMPARISON
The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Market Index and the S&P Regional Bank Index for the purpose of this performance comparison. The chart below compares the value of $100 invested on December 31, 1994, in the Bank's stock, S&P 500 Market Index and the S&P Regional Bank Index. The performance reflected is that of the Company or its predecessor, the Bank.

The Delaware County Bank and Trust Company Common Stock performance was used through March 17, 1997 when the holding company, DCB Financial Corp, was formed. The performance of DCB Financial Corp then was used for the rest of 1997, 1998 and 1999.

                                          1994          1995         1996         1997         1998         1999
                                          ----          ----         ----         ----         ----         ----
DCB Financial Corp.                      $100.00       $119.02      $201.57      $299.21      $245.05      $205.20
S&P 500 Index                            $100.00       $137.58      $169.18      $225.61      $290.16      $351.24
S&P Major Regional Bank Index            $100.00       $157.45      $215.16      $321.79      $354.81      $304.99

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There are no existing or proposed material transactions between the Company and any of the Company's officers, directors or the immediate family or associates of any of the foregoing persons, except as indicated below:

Mr. C. William Bonner, a Director of the Company, purchased land and built three office complexes located at 6156 Highland Lakes Avenue, Westerville, 10149 Brewster Lane, Powell and 6820 Perimeter Loop Rd, Dublin. The Bank entered into a lease for these office complexes with initial terms of 20 years at a rent of $83,840, $71,000 and $94,200 per year, respectively. The Board of Directors approved the lease transactions with Mr. Bonner abstaining from consideration of the matter. The Board believes that the rent to be paid to Mr. Bonner and the other terms and conditions of the lease transactions are comparable to those which would be available from an unrelated party.

Some of the directors of the Company, as well as the companies with which such directors are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of management of the Company and the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectablility or present other unfavorable features.

The Bank expects to have in the future, banking transactions, in the ordinary course of its business with directors, officers and principal shareholders, and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Prior to the acquisition of the Bank by the Company, such reports were filed with the Federal Deposit Insurance Company as the Bank was a "public bank."

Based solely on review of the copies of such forms furnished to the Company or written representations that no such forms were required, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its officers and Directors were complied with. The Company has no shareholders who are ten percent beneficial owners.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
Crowe, Chizek and Company LLP ("Crowe Chizek") has served the Company or its predecessor, the Bank, as its independent auditors since 1992. Selection of auditors for the current year will be made at the meeting of the Board of Directors of the Company scheduled for June 20, 2000. The Company anticipates that Crowe Chizek will be selected. Representatives of Crowe Chizek are expected to be present at the annual meeting of shareholders with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the meeting.


                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
If any shareholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in 2001, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 41 North Sandusky Street, Delaware, Ohio 43015, prior to the close of business on December 8, 2000. On any other proposal raised by a shareholder for next year's annual meeting, the Company intends that proxies received by it will be voted in the interest of the Company in accordance with the judgement of the Board of Directors and the proposal will be considered untimely, unless notice of the proposal is received by the Company not later than February 21, 2001.

The Company Code of Regualtions establish advance notice procedures as to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In order to make a director nomination at a shareholder meeting it is necessary that you notify the Company in writing not less than 90 days in advance of the meeting. In addition, the notice must meet all other requirements contained in our Code of Regulations. Any shareholder who wishes to take such action should obtain a copy of our Code of Regulations and may do so by written request addressed to the Secretary of the Company at the principal executive offices of the Company.

                                  OTHER MATTERS
The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing and which may properly come before the meeting. A copy of the Company's 1999 report filed with the Securities and Exchange Commission, on Form 10-K, will be available without charge to shareholders on request. Address all requests, in writing, for this document to Donald R. Blackburn, Vice President, The Delaware County Bank and Trust Company, 41 North Sandusky Street, Delaware, Ohio 43015.


                                           By Order of the Board of Directors of
                                           DCB Financial Corp



                                           Larry D. Coburn, President